EX-99.m

INVESTOR CLASS DISTRIBUTION AND SERVICING PLAN

Preamble to Distribution and Servicing Plan

The following Distribution and Servicing Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), by PENN Capital Funds Trust (the “Trust”) for the use of the Investor Class shares of each series of the Trust listed on Exhibit A hereto (each, a “Fund” and collectively, the “Funds”).  The Plan has been approved by a majority of the Board of Trustees of the Trust (the “Board” or “Trustees”), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Advisory Agreement between the Trust, on behalf of the Funds, and PENN Capital Management Company, Inc. (the “Adviser”), and the terms of the Distribution Agreement between the Trust, on behalf of the Funds, and Foreside Fund Services, LLC (the “Distributor”).  The Board concluded that the compensation of the Adviser, under the Investment Advisory Agreement, and of the Distributor, under the Distribution Agreement, was fair and not excessive; however, the Board also recognized that uncertainty may exist from time to time with respect to whether payments to be made by a Fund to the Adviser, Distributor, or others or by the Adviser or Distributor to others may be deemed to constitute distribution expenses of the Fund.  Accordingly, the Board determined that the Plan should provide for such payments and that adoption of the Plan would be prudent and in the best interests of each Fund and its shareholders of the Class.  Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders of the Class.

DISTRIBUTION AND SERVICING PLAN

1.           The Trust, on behalf of each Fund, shall pay the Distributor or others for all expenses (subject to the limitations described below) incurred by the Distributor or others in the promotion and distribution of the Investor Class shares of the Fund, as well as for shareholder services provided for existing shareholders of the Fund.  Distribution expenses may include, but are not limited to, the printing and mailing of prospectuses and reports used for sales purposes, preparing and distributing sales literature (and any related expenses), advertisements, and other distribution-related expenses; certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels (otherwise referred to as marketing support), including business planning assistance, advertising, educating dealer personnel about the Fund and shareholder financial planning needs, placement on dealers’ lists of offered funds, access to sales meetings, sales representatives and management representatives of dealers, participation in and/or presentation at conferences or seminars, sales or training programs for invited registered representatives and other employees, client and investor events and other dealer sponsored events, and ticket charges; or payment of dealer commissions and wholesaler compensation in connection with sales of the Fund’s Investor Class shares.  Shareholder service expenses may include, but are not limited to, the expenses of assisting in establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund on behalf of customers, forwarding certain shareholder communications from the Fund to customers, receiving and answering correspondence, and aiding in maintaining the investment of their respective customers in the Fund.  These expenses may also include any distribution or service fees paid to securities dealers or their firms or others.  Agreements for the payment of distribution and service fees to securities dealers or their firms or others shall be in a form which has been approved from time to time by the Board, including the Independent Trustees.

2.           The amount paid by the Trust, on behalf of each Fund, to the Distributor or others pursuant to Paragraph 1 herein shall be 0.25% per annum of the average daily net assets attributable to the Investor Class shares of the Fund.  These payments shall be made monthly by the Fund.

3.           In addition to the payments which the Trust, on behalf of a Fund, is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Trust, on behalf of a Fund, the Adviser, the Distributor or other parties on behalf of a Fund, the Adviser or the Distributor make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of shares issued by the Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been made pursuant to the Plan.

In no event shall the aggregate asset-based sales charges which include payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to Rule 2830(d) of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. or any successor thereto.

4.           The Distributor or Adviser shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies reimbursed to it and to others under the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

5.           The Plan, and any agreements related to this Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements.

6.           The Plan may be terminated with respect to a Class of a Fund at any time by vote of a majority of the Independent Trustees or by vote a majority of the outstanding voting securities of the Class, as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3).

7.           Any agreement related to this Plan:

(a)	may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote a majority of the outstanding voting securities of the Class on not more than sixty (60) days’ written notice to any other party to the agreement; and

(b)           will automatically terminate in the event of its assignment (as defined in the 1940 Act).

8.           The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of a Fund’s outstanding voting securities of the Class (as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3)).

9.           All material amendments to the Plan shall be approved by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

10.           So long as the Plan is in effect, the Board shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act, including that the selection and nomination of the Trust’s Independent Trustees shall be committed to the discretion of such incumbent Independent Trustees.

Exhibit A

Fund	Effective Date of Plan
PENN Capital Small/Mid Cap Equity Fund	November [__], 2015
PENN Capital Small Cap Equity Fund	November [__], 2015
PENN Capital High Yield Fund	November [__], 2015
PENN Capital Senior Floating Rate Income Fund	November [__], 2015